                                                                   EXHIBIT 12.1

                             THE LOEWEN GROUP INC.
                COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                                 CANADIAN GAAP
                 (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)

                         FOR THE SIX MONTHS ENDED
                                  JUNE 30               FOR THE YEAR ENDED DECEMBER 31,
                         ------------------------- ------------------------------------------
                             1996         1995       1995      1994    1993    1992    1991
                         ------------ ------------ ---------  ------- ------- ------- -------
Earnings (loss) before
 income taxes........... $     52,446 $     38,819 $(123,862) $58,232 $43,896 $31,480 $24,140
Fixed charges included
 in earnings (loss)
 before income taxes:
  Interest on long-term
   debt.................       39,546       23,942    50,913   34,203  21,801  19,083  14,913
  Amortization of
   deferred finance
   costs................          907          835     1,512    1,139     832     580     433
  Dividends on preferred
   securities of
   subsidiary...........        1,772        1,772     7,088    2,678      --      --      --
                         ------------ ------------ ---------  ------- ------- ------- -------
                               42,225       26,549    59,513   38,020  22,633  19,663  15,346
                         ------------ ------------ ---------  ------- ------- ------- -------
Earnings (loss)......... $     94,671 $     65,368 $ (64,349) $96,252 $66,529 $51,143 $39,486
                         ============ ============ =========  ======= ======= ======= =======
Fixed charges:
  Fixed charges included
   in earnings before
   income taxes......... $     42,225 $     26,549 $  59,513  $38,020 $22,633 $19,663 $15,346
  Capitalized interest..        1,219          834     2,722    1,128     117      --      --
                         ------------ ------------ ---------  ------- ------- ------- -------
Total fixed charges..... $     43,444 $     27,383 $  62,235  $39,148 $22,750 $19,663 $15,346
                         ============ ============ =========  ======= ======= ======= =======
Ratio of earnings to
 fixed
 charges (1)............         2.2x         2.4x        --     2.5x    2.9x    2.6x    2.6x
                         ============ ============ =========  ======= ======= ======= =======
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(1) The 1995 loss is not sufficient to cover fixed charges by a total of
    $126,584, and as such the ratio of earnings to fixed charges has not been computed.